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                                                                   EXHIBIT 10.20

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 15th day of November, 2002 (the "Execution Date") by and between ACON Offshore Partners, L.P., a Delaware limited partnership, or its designees ("Buyer"), on the one hand, and Friede Goldman Halter, Inc., a Mississippi corporation ("FGH"), Friede Goldman Offshore Texas, Limited Partnership, a Louisiana limited partnership ("FGOT"), TDI-Orange, Limited Partnership, a Louisiana limited partnership ("TDI"), and Friede Goldman Offshore, Inc., a Mississippi corporation ("FGO", and collectively with FGH, TDI and FGOT, "Seller"), on the other hand, under jointly administered Case No. 01-52173 (collectively, the "Case") in the United States Bankruptcy Court for the Southern District of Mississippi, Biloxi Division (the "Bankruptcy Court") filed on April 19, 2001 (the "Petition Date") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

                                    RECITALS

A. Seller is engaged in a variety of businesses related to the design, manufacture, conversion and modification of offshore drilling rigs, marine vessels and engineered products for the maritime and offshore energy industries. The relevant line of business for the purposes of this Agreement is Seller's business segment specifically involved in the construction, conversion, repair and upgrade of offshore drilling rigs and known within Seller's operations as FGO or FGOT (but not including the business segment known as Friede Goldman Newfoundland) (the "Business").

B. Seller wishes to sell to Buyer substantially all of the assets that it uses in connection with the Business at the price and on the other terms and conditions specified in detail below, and Buyer wishes to so purchase and acquire such assets from Seller.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transfer of Assets

     1.1 Purchase and Sale of Assets. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer and Seller hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest as of the Closing Date in and to the following assets, wherever located (collectively, the "Property") free and clear of liens, encumbrances, claims and interests, except as otherwise expressly provided herein or otherwise agreed to by Buyer:

            1.1.1 Leases and Contracts. Seller's right, title and interest (i) in the real property leases described on Exhibit "A-1" to this Agreement (collectively, the "Real Property Leases"), (ii) in the equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements described on Exhibit "A-2" to this Agreement (collectively, the "Other Leases"), (iii) as a party to the contracts, subcontracts, leases, licenses, contracts, agreements and similar arrangements described on Exhibit "A-3" to this Agreement (the "Other Contracts"), and (iv) in the orders

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and purchase orders associated with the Other Contracts and remaining in effect on the Closing Date (collectively with the Other Contracts and the Other Leases, the "Other Leases and Contracts").

          1.1.2 Real Property and Improvements. Seller's right, title and interest in: (a) the real property described in the legal descriptions attached hereto as Exhibit "A-4" (collectively, the "Real Property"); and (b) all improvements located thereon (collectively, the "Improvements").

          1.1.3 Personal Property. All of those items of equipment and tangible personal property owned by Seller and listed on Exhibit "B" attached to this Agreement, wherever such is located, and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date and used primarily in connection with the Business (collectively, the "Personal Property").

          1.1.4 Intangible Property. All intangible personal property owned or held under license or rights of use or otherwise by Seller and used primarily in connection with the Business, together with all books, records and like items pertaining primarily to the Business including, without limitation, the items identified on Exhibit "C" hereto (collectively, the "Intangible Property"). As used in this Agreement, Intangible Property shall in all events exclude, (i) any materials containing privileged communications or information about employees of Seller, the disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client privilege (including any rights to assert privilege), (ii) Seller's corporate books and records relating to its organization and existence and (iii) all trade names, domain names and addresses and corporate names, including, without limitation, the names and trademarks "Friede Goldman Offshore", "Friede Goldman Offshore Texas", "FGO" and "FGOT" together with all transactions, adaptations, derivations and combinations thereof.

          1.1.5 Receivables. All accounts receivable (including casualty insurance proceeds (except as excluded in Section 1.2) and business interruption proceeds, but excluding any reimbursements to be received by Seller from the Jackson County Port Authority for dredging work performed near the FGO West Real Property by vendors who have been paid by Seller pre-Closing) arising out of the operation of the Business and, subject to Section 1.2, all causes of action relating or pertaining to the foregoing (collectively, the "Receivables"); provided, however, that Receivables shall not include any accounts receivable or causes of action arising out of or related to (i) that certain Contract for Construction and Sale of a Dynamic Positioned Semi-Submersible Drilling Vessel, dated as of April 9, 1988, as amended, by and between FGOT and Petrodrill Construction, Inc., (ii) that certain Completion Contract, dated as of December 22, 1997, by and between Ocean Rig ASA and HAM Marine, Inc. and (iii) that certain Completion Contract, dated as of June, 1998, by and between Ocean Rig 2 AS and FGO.

          1.1.6 Inventory. All supplies, goods, materials, work in process, inventory and stock in trade owned by Seller exclusively for use or sale in the ordinary course of the Business (collectively, the "Inventory"); provided, however, that, except for the Inventory listed on Exhibit "E" attached hereto (the "Canadian Inventory"), Inventory shall not include any

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inventory physically located at the facilities of, or owned by, Friede Goldman
Newfoundland which is included in the financial statements of Seller.

            1.1.7 Cost in Excess. All supplies, goods, materials and other work in process owned by Seller for which a cost has been incurred, but not billed, by Seller with respect to the Other Contracts.

            1.1.8  FGL License Rights. All of Seller's rights pursuant to
Section 8.5 of that certain Asset Purchase Agreement dated as of May 1, 2002, by and among FGH, United Heavy B.V., a Netherlands corporation, and the other parties named therein (and, notwithstanding any provision in this Agreement to the contrary, without representation or warranty as to the nature, extent and transferability of such rights) (the "FGL License Rights").

            1.1.9 Telephone and Facsimile Numbers. All transferable interests of Seller in (a) all telephone, telex and facsimile numbers used primarily in the Business, and (b) all listings relating primarily to the Business in all telephone books and directories.

            1.1.10 MARAD and GE Assets. All assets of Seller which are financed by the United States Department of Transportation, Maritime Administration ("MARAD"), GE Capital Corporation Public Finance, Inc. ("GEPF") and General Electric Capital Corporation ("GECC"), and which are listed on Exhibits "F-1", "F-2" and "F-3" to this Agreement, respectively.

            1.1.11 Prepaid Assets. All prepayments, advance payments and credits of, by or for the benefit of Seller as set forth in Schedule 1.1.11 hereto, including, but not limited to, Real Property Lease deposits.

     1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Property shall not include the following (collectively, the "Excluded Assets"): (i) those items excluded pursuant to the provisions of
Section 1.1 above; (ii) all cash and cash equivalents of the Business (including security deposits and performance bonds listed on Schedule 1.2 hereto (collectively, the "Security Deposits")); (iii) Inventory transferred or used by Seller in the ordinary course of the Business prior to the Closing Date; (iv) any lease, rental agreement, contract, agreement, license or similar arrangement (other than any Real Property Lease) terminated or expired prior to the Closing Date in accordance with its terms or in the ordinary course of the Business (each, an "Expired Contract"); (v) each Seller's corporate books and records relating to its organization and existence; (vi) all preference or avoidance claims and actions of Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code; (vii) Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof; (viii) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any casualty loss associated with
(I) any Expired Contract, (II) any item of tangible or intangible property of Seller not acquired by Buyer at the Closing or (III) any other Excluded Asset, or (B) any other insurance proceeds in respect of any insurance policy or program, other than those expressly transferred to Buyer under Section 1.1.5;
(ix) except for the Canadian Inventory, all assets physically located at the facilities of, or owned by, Friede Goldman Newfoundland; (x) with respect to any real property and real property leases that Buyer elected before the Execution Date be an Excluded Asset, all Personal Property and

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improvements thereon; (xi) that certain Foreign Trade Subzone Use Agreement, dated January 5, 2001, between FGH and the Mississippi Coast Foreign Trade Zone (the "Seller's Foreign Trade Zone Agreement"); and (xii) those items listed on Exhibit "D" to this Agreement.

      1.3 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer and the assumption of liabilities provided herein by Buyer shall be made by assignments, bills of sale, deeds, stock powers and other instruments of assignment, transfer and conveyance provided for in
Section 3 below and such other instruments as may reasonably be requested by Buyer or Seller or that are necessary to consummate the transactions contemplated herein, each in substantially the form attached hereto as Exhibits "G", "I", and "J".

2. Consideration.

      2.1 Purchase Price.

             2.1.1 Consideration.

             (a) The base cash consideration to be paid by Buyer to Seller for the Property shall be Eighteen Million Dollars and No Cents
      ($18,000,000.00) (the "Base Purchase Price").

             (b) In addition, the Buyer shall assume or refinance Seller's obligations under the FGOT Seller Notes pursuant to Section 2.3.6 hereof, in the aggregate amount not to exceed Two Million Five Hundred Nineteen Thousand Nine Hundred Seventy-Three Dollars and Twenty Cents ($2,519,973.20) plus interest accrued thereon since August 31, 2002, on substantially similar terms and conditions (including, without limitation, the payment terms) that are currently in place, which the Buyer understands to be as shown in the schedule set forth in Exhibit "L" attached hereto (collectively, the "Seller Notes Purchase Price"); provided, however, that in the event Buyer negotiates agreements with the holders of the FGOT Seller Notes (the "Noteholders") regarding repayment of the FGOT Seller Notes, then Buyer shall assume such obligations in accordance with such agreements.

             (c) In addition, for the part of the Property consisting of the assets listed on Exhibit "F-1" hereto, pursuant to Sections 2.3.7 and 8.5 hereof, Buyer shall assume or refinance Seller's obligations under the GECC Note (as defined in Section 2.3.7) in an amount and on terms and conditions mutually acceptable to Buyer, GECC and GEPF (collectively, the "GECC Assets Purchase Price").

             (d) In addition, for the part of the Property consisting of the assets listed on Exhibit "F-2" hereto, pursuant to Sections 2.3.8 and 8.5 hereof, Buyer shall assume or refinance Seller's obligations under the GEPF Note (as defined in Section 2.3.8) in an amount and on terms and conditions mutually acceptable to Buyer and GEPF (collectively, the "GEPF Assets Purchase Price").

             (e) In addition, for the part of the Property consisting of the assets listed on Exhibit "F-3" hereto, pursuant to Sections 2.3.9 and 8.5 hereof, Buyer shall assume or

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      refinance Seller's obligations under the MARAD Debt (as defined in Section
      2.3.9) in an amount and on terms and conditions mutually acceptable to Buyer and MARAD (the "MARAD Assets Purchase Price" and, with the Base Purchase Price, the Seller Notes Purchase Price, the GECC Assets Purchase Price and the GEPF Assets Purchase Price, collectively, the "Purchase Price").

          2.1.2 Deposit Escrow. Unless this Agreement is earlier terminated pursuant to Section 4.3.5 or Section 4.3.6, on or before 5:00 p.m. C.D.T. on November 22, 2002 (the "Deposit Date"), Buyer shall deposit into escrow with JPMorgan Chase Bank (the "Deposit Escrow Agent") Five Million Dollars and No Cents ($5,000,000) (the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"), pursuant to an escrow agreement among Buyer, Seller and the Deposit Escrow Agent substantially in the form attached hereto as Exhibit "M" (the "Deposit Escrow Agreement"). The escrow instructions set forth in the Deposit Escrow Agreement shall include, without limitation, the provisions set forth in this Section 2.1.2. Upon receipt of the Deposit, the Deposit Escrow Agent shall immediately deposit the Deposit into a segregated interest-bearing account. The Deposit Escrow Agent shall deliver the Deposit (and any interest accrued thereon) in accordance with
Section 4.3 hereof and the Deposit Escrow Agreement. The Deposit Escrow Agent's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect Seller and Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

      2.2 Closing Date Payments. At the Closing, Buyer shall (i) pay and deliver to Seller, by wire transfer in Good Funds, the Base Purchase Price less the Deposit (and interest accrued thereon), and (ii) instruct the Deposit Escrow Agent in writing to deliver the Deposit (and any interest accrued thereon) to Seller, by wire transfer of Good Funds.

      2.3 Assumed Liabilities. Buyer shall, effective as of the Closing Date, assume and perform, and indemnify Seller in respect of (collectively, the "Assumed Liabilities"):

          2.3.1 except as otherwise provided in Section 2.4, all liabilities accruing under the Real Property Leases and under the Other Leases and Contracts for periods on and after the Closing Date and, or otherwise required to be performed with respect to the Property on or after the Closing Date;

          2.3.2 except as provided in Section 2.5, all post-Petition Date liabilities of a type that are reflected on the Financial Statements (as defined in Section 5.6) and/or those which are otherwise incurred in the ordinary course of business (not including any expenses contemplated by Section 11.12, any amounts owed by Seller to any professionals retained in the Case or owed to the office of the United States Trustee or otherwise incurred by Seller in connection with the administration of the Case) which are identified on the pre-Closing list of such post-Petition Date liabilities provided to Buyer pursuant to Section 3.8;

          2.3.3 Reserved.

          2.3.4 Reserved.

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         2.3.5 the satisfaction of the credit (the "Noble Credit") owed by
Seller to Noble Drilling (U.S.), Inc. ("Noble") pursuant to that certain Master Shipyard Agreement, dated as of June 12, 2001 (the "Noble Agreement"), unless Noble does not consent to the assignment of such Noble Agreement to Buyer, in which case such Noble Credit shall be an Excluded Liability;

         2.3.6 the obligation of Seller as of the Closing Date pursuant to each of the following promissory notes (and any and all underlying obligations related thereto as are necessary or required): (A) that certain Real Estate Lien Note, dated March 7, 1995, in the original principal amount of $1.2 million, owed to Kenneth J. Osborne (originally owed to Sabine Offshore Service, Inc.),
(B) that certain Wraparound Commercial Real Estate Lien Note No. 1, dated February 23, 1995, in the original principal amount of $925,884.34, owed to Bayou Dock, Inc., (C) that certain Wraparound Commercial Real Estate Lien Note No. 2, dated February 23, 1995, in the original principal amount of $709,307.52, owed to Bayou Dock, Inc., (D) that certain Wraparound Commercial Real Estate Lien Note No. 3, dated February 23, 1995, in the original principal amount of $206,091.99, owed to Bayou Dock, Inc., and (E) that certain Commercial Real Estate Lien Note, dated February 23, 1995, in the original principal amount of $158,716.15, owed to Gulf Copper Group, Inc. (collectively, the "FGOT Seller Notes");

         2.3.7 the obligation of Seller as of the Closing Date pursuant to that certain Promissory Note, dated March 16, 1998, made by HAM Marine, Inc. in favor of GECC, in original principal amount of $8,000,000 (and any and all underlying obligations, documents and instruments related thereto as are necessary or required) (the "GECC Note");

         2.3.8 the obligation of Seller pursuant to that certain Loan Agreement, dated as of December 1, 1998, by and among GEPF, Mississippi Business Finance Corporation and Friede Goldman International, Inc., in original principal amount of $18,000,000 (and any and all underlying obligations, documents and instruments related thereto as are necessary or required) (the "GEPF Note"); and

         2.3.9 the obligation of Seller pursuant to those certain 6.35% Sinking Fund Bonds designated as "United States Government Guaranteed Shipyard Modernization Financing Bonds, HAM Marine Series 2013" and related documents (the "MARAD Debt").

     2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary and except for the Assumed Liabilities and except as provided in
Section 3.6, Seller shall, without any responsibility or liability of, or recourse to Buyer or any of its directors, shareholders, officers, managers, employees, agents, consultants, representatives, affiliates, successors or assigns or persons in similar positions, absolutely and irrevocably retain any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller, arising out of or calculated with reference to the ownership, use or possession or the transfer of the Property, or the operation or conduct of the Business, prior to or on the Closing Date (the "Excluded Liabilities"). The Excluded Liabilities shall include, but not be limited to:

         2.4.1 Any liability of Seller for unpaid taxes (with respect to the Business, the Property or otherwise) for periods prior to and through the Closing Date;

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         2.4.2  Any liability of Seller for income taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because Seller is transferring the Property, because any of their subsidiaries is deemed to be transferring its assets pursuant to an election under Internal Revenue Code Section 338(h)(10), because Seller has an excess loss account in the stock of any of its subsidiaries, or because Seller has deferred gain on any deferred intercompany transaction);

         2.4.3 Any liability of Seller for the unpaid taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise;

         2.4.4 Any obligation of Seller to indemnify any person by reason of the fact that such person was a director, officer, manager, employee, agent or a person in any other similar capacity with any Seller or was a customer or contracting party with any Seller, or was serving at the request of any Seller as a partner, trustee, director, officer, employee, manager, agent or in any other similar capacity with another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

         2.4.5 Except as provided in Section 3.6, any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

         2.4.6 Any liability, covenant or obligation of Seller under this Agreement;

         2.4.7 Any liability or obligation arising out of or relating to a matter the nondisclosure of which results in a breach of a representation or warranty of Seller contained herein;

         2.4.8 All liabilities and obligations arising out of incidents or events occurring prior to the Closing Date by any person employed by, or acting as an independent contractor on the property of or on behalf of, Seller for payment or benefits under workers' compensation laws or any other law;

         2.4.9 Except as set forth in Section 9.5, all liabilities and obligations arising out of claims made by any person employed by Seller in the Business for payment of costs incurred which arise out of incidents or events prior to the Closing Date under any medical insurance plan;

         2.4.10 All liabilities and obligations of the Business that arise out of, result from or relate to Seller's ownership or operation of the Business for personal injury, property damage or legal, administrative or regulatory claims, fines or assessments that occur, have occurred, relate to an occurrence, or which arose prior to the Closing Date;

         2.4.11 All Seller warranty obligations unless otherwise explicitly assumed pursuant to Section 2.3;

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          2.4.12 All environmental liabilities resulting from or arising out of the ownership or operation of the Business, the condition of the Property or an environmental claim that a release occurred, in each case on or prior to the Closing Date; and

          2.4.13 Except as set forth in Section 9.5, (a) any liability or obligation in connection with any Seller's employee benefit plans (as defined in ERISA sec. 3(3), 29 USC sec. 1002(3)), including pension plans, profit-sharing and 401(k) plans, health plans and all other welfare benefit plans; any non-ERISA benefits and fringe benefits; and (b) any premiums, contributions, matches, or other payments of any kind thereunder. Buyer shall not be an adopting or successor employer on any of the foregoing plans.

      2.5 Cure Costs. Buyer agrees to pay an amount not to exceed those cure amounts listed on Exhibit "P" to this Agreement and not to exceed $165,000 (the "Buyer's Cure Payment") due and payable under the Real Property Leases and the Other Leases and Contracts which the Bankruptcy Court orders to be paid as a condition to the Seller's assumption and assignment to Buyer of the Real Property Leases or the Other Leases and Contracts in accordance with Section 365 of the Bankruptcy Code (the "Cure Costs"); provided, however, that on the Closing Date, Seller agrees to pay all: (i) cure amounts then due and payable under the Real Property Leases and the Other Leases and Contracts assumed by Buyer at Closing which the Bankruptcy Court orders to be paid as a condition to Seller's assumption and assignment to Buyer of the Real Property Leases and the Other Leases and Contracts in accordance with Section 365 of the Bankruptcy Code or otherwise transferred, in excess of the Buyer's Cure Payment; and (ii) any other amounts due and outstanding as of the Closing Date under the Real Property Leases and the Other Leases and Contracts.

3. Closing of Transactions.

      3.1 Closing. The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P., 600 Travis, Suite 4200, Houston, Texas 77002.

      3.2 Closing Date. Assuming this Agreement has not been earlier terminated in accordance with the terms hereof, the Closing shall be held within five (5) business days after the later of (a) satisfaction or waiver of the conditions to closing set forth in Sections 4.1 and 4.2, and (b) Buyer's completion, execution and subject to the Closing, delivery, of all documentation with GECC, GEPF and MARAD with respect to Buyer's assumption or refinancing of Seller's obligations under the GECC Note, the GEPF Note and the MARAD Debt (the "Closing Date") but in no event later than January 31, 2003 (the "Outside Date"); provided, however, that the Outside Date shall automatically be extended until February 27, 2003 if the only condition remaining to be satisfied is the condition specified in
Section 4.1.4 or 4.2.4. Until this Agreement is terminated, the parties shall diligently continue to work to satisfy all conditions to Closing.

      3.3 Seller's Deliveries to Buyer at Closing. At the Closing, Seller shall make or cause the following deliveries to be made to Buyer:

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          3.3.1  An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit "G" (the "Assignment Agreement"), duly executed by Seller, pursuant to which Seller assigns the Real Property Leases and the Other Leases and Contracts. As to Real Property Leases listed in Exhibit "A-1", Seller shall deliver to Buyer with respect to those Real Property Leases to which a governmental entity is a party and for which consent is required to assign such Real Property Leases, a consent to assignment that has been accepted and executed by such governmental entity to such Real Property Leases, in each case on the same terms as are in effect for such Real Property Leases on the Closing Date or such other terms reasonably acceptable to Buyer.

          3.3.2 Bills of sale substantially in the form attached hereto as Exhibit "I", duly executed by the appropriate Seller, pursuant to which each such Seller transfers the Property other than the Real Property Leases and the Other Leases and Contracts to Buyer (the "Bill of Sale").

          3.3.3 Special or general warranty deeds, as appropriate to conform to deeds into Seller for such Real Property, substantially in the form attached hereto as Exhibits "J-1" and "J-2", duly executed by Seller, in respect of the Real Property (the "Deeds").

          3.3.4 Written certification evidencing Seller's satisfaction of all of Seller's representations, warranties, covenants and obligations, as required by Section 4.1.1.

          3.3.5  Reserved.

          3.3.6 The Transition Services Agreement, duly executed by Seller, if required by Section 9.4.

          3.3.7 The Conditional Use Agreement, duly executed by Seller, if required by Section 8.7.

          3.3.8 Originals, or if not available, copies of all permits, licenses and governmental, administrative and regulatory approvals and authorizations that are in the Seller's possession and that are necessary to own and operate the Business and the Property, to the extent transferable.

          3.3.9 Copies of the Sale Procedure Order and the Approval Order duly certified by the Bankruptcy Court.

          3.3.10 Originals, or if not available, certified copies of Certificates of Title for each titled vehicle included as Personal Property.

          3.3.11 Such other agreements, certificates, deeds, bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and substance to Buyer and Seller as may be required in order to convey to Buyer all of Sellers' right, title and interest in and to the Property or that are required by this Agreement.

           3.3.12 Appropriate evidence of all necessary action by Seller in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Seller's board of directors or partners, as applicable, approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Seller of this Agreement; and (ii) a certificate as to the incumbency of officers of Seller executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

     3.4 Buyer's Deliveries to Seller at Closing. At the Closing, Buyer shall make or cause the following deliveries to be made:

           3.4.1 The Base Purchase Price (less the Deposit (together with all interest accrued thereon, if any)) to be delivered and paid by Buyer to Seller as provided in Section 2.1.

           3.4.2 The Deposit (together with all interest accrued thereon, if any) to be paid and delivered by the Escrow Agent to Seller as provided in Sections 2.1.2.

           3.4.3  The Assignment Agreement, duly executed by Buyer.

           3.4.4 Written certification evidencing Buyer's satisfaction of all of Buyer's representations, warranties, covenants and obligations, as required by Section 4.2.1.

           3.4.5  Reserved.

           3.4.6 The Conditional Use Agreement, duly executed by Buyer, as provided in Section 8.7.

           3.4.7 Appropriate evidence of all necessary action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer's partners approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

           3.4.8 The Transition Services Agreement, duly executed by Buyer, if required by Section 9.4.

           3.4.9 To the extent Buyer assigns any of its rights and/or obligations under this Agreement pursuant to Section 11.14 hereof, a Guarantee substantially in the form attached hereto as Exhibit "S" (the "Guarantee").

     3.5 Prorations. Rent, current taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance under the Real Property Leases or the Other Leases and Contracts, or any of them) and income relating to or attributable to the Business and/or the Real Property Leases or the Other Leases and Contracts shall be prorated between Seller and Buyer as of the Closing Date. All obligations due in respect of periods on or prior to Closing shall be paid in full or otherwise satisfied by Seller, and all obligations due in respect of periods after Closing shall be paid in full or otherwise satisfied by Buyer. Rent shall be prorated on the basis of a thirty (30) day month.

     3.6 Sales, Use and Other Taxes. In the event that any (a) real estate transfer taxes or similar taxes or charges are required to be paid in order to record the Deeds to be delivered to Buyer in accordance herewith, or in the event any such taxes are assessed at any time thereafter, or (b) sales, use, transfer or other similar taxes or charges are assessed at Closing or at any time thereafter on the transfer of any other Property, then in each instance such taxes or charges incurred as a result of the transactions contemplated hereby shall be paid by Buyer.

     3.7 Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain occupation and control of the Property, and shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

     3.8 Pre-Closing Balance Sheet. On or before five (5) business days prior to the Closing Date, Seller shall provide to Buyer a list which identifies those post-Petition Date liabilities to be assumed by Buyer pursuant to Section 2.3.2 of this Agreement.

     3.9 Port Arthur Drydock. Buyer shall be responsible for all repair and maintenance costs and expenses required in connection with the transfer of that certain Real Property Lease listed as Item 5 (Index Number 401) on Exhibit "A-1"; provided, however, that such costs and expenses shall not be considered a Cure Cost or result in a reduction to the Purchase Price.

4. Conditions Precedent to Closing.

     4.1 Conditions to Seller's Obligations. Seller's obligation to consummate the Closing and make the deliveries required of Seller at the Closing shall be subject to the satisfaction or waiver by Seller of each of the following conditions:

            4.1.1 All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer on or prior to the Closing shall have been performed in all material respects and Buyer shall have certified the foregoing to Seller in writing.

            4.1.2 Buyer shall have delivered or caused to be delivered to Seller all of those documents, instruments and agreements required to be delivered by Buyer to Seller under Section 3.4 hereof.

            4.1.3 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

           4.1.4 The Bankruptcy Court shall have entered the Approval Order (in accordance with Section 8.3.2 below), the Bankruptcy Court shall have made the finding provided for in Section 8.3.2(ii) and the Approval Order shall not have been stayed as of the Closing Date.

           4.1.5 All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated with respect to the transaction contemplated hereby, and any proceeding that may have been filed or instituted thereunder shall have been satisfactorily concluded.

           4.1.6 Seller shall have received a consent and a release from the lessor of all of Seller's obligations under that certain Real Property Lease listed as Item 5 (Index Number 401) on Exhibit "A-1".

           4.1.7 Buyer shall have entered into, and provided to Seller, on or prior to November 15, 2002, a binding commitment with each of GECC and/or GEPF (collectively, the "GE Financing Commitment") with respect to Buyer's assumption or refinancing of the GECC Note and the GEPF Note, respectively, on terms acceptable to Buyer, on the one hand, and each of GECC and GEPF, on the other hand; provided, however, that this Section 4.1.7 shall not be a condition to Closing after November 15, 2002.

           4.1.8 Buyer shall have entered into, and provided to Seller, on or prior to the Deposit Date, a binding commitment with MARAD (collectively, the "MARAD Financing Commitment") with respect to Buyer's assumption or refinancing of the MARAD Debt, on terms acceptable to Buyer, on the one hand, and MARAD, on the other hand; provided, however, that this Section 4.1.8 shall not be a condition to Closing after the Deposit Date.

           4.1.9 Seller shall have received a release from GECC, GEPF and MARAD of all of Seller's obligations under the GECC Note, the GEPF Note and the MARAD Debt.

     4.2 Conditions to Buyer's Obligations. Buyer's obligation to consummate the Closing and to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

           4.2.1 All representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Seller on or prior to the Closing shall have been performed in all material respects and Seller shall have certified the foregoing to Buyer in writing.

           4.2.2 Seller shall have delivered or caused to be delivered to Buyer all of those documents, instruments and agreements required to be delivered by Seller to Buyer under Section 3.3 hereof.

           4.2.3 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

           4.2.4 The Bankruptcy Court shall have entered the Approval Order (in accordance with Section 8.3.2 below) which entered Approval Order shall not have been materially altered, amended or modified in a manner adverse to Buyer from the form submitted to the Bankruptcy Court pursuant to Section 8.3.2, the Bankruptcy Court shall have made the finding provided for in Section 8.3.2(ii), the Approval Order shall not have been stayed as of the Closing Date and ten
(10) calendar days shall have elapsed since the Bankruptcy Court entered the Approval Order.

           4.2.5 All applicable waiting periods relating to the HSR Act shall have expired or been terminated with respect to the transaction contemplated hereby, and any proceeding that may have been filed or instituted thereunder shall have been satisfactorily concluded.

           4.2.6  Reserved.

           4.2.7  Reserved.

           4.2.8 All Property shall have been assumed and assigned by Seller to Buyer in accordance with the terms of this Agreement.

           4.2.9 Seller shall have obtained all third-party consents required pursuant to the second sentence of Section 3.3.1.

           4.2.10 Seller shall have segregated from its computer network the data and computer hardware for Buyer to operate the Business.

           4.2.11 Buyer shall have entered into on or prior to November 15, 2002, the GE Financing Commitment with respect to Buyer's assumption or refinancing of the GECC Note and the GEPF Note, respectively, on terms acceptable to Buyer, on the one hand, and each of GECC and GEPF, on the other hand; provided, however, that this Section 4.2.11 shall not be a condition to Closing after November 15, 2002.

           4.2.12 Buyer shall have entered into on or prior to the Deposit Date, the MARAD Financing Commitment with respect to Buyer's assumption or refinancing of the MARAD Debt, on terms acceptable to Buyer, on the one hand, and MARAD, on the other hand; provided, however, that this Section 4.2.12 shall not be a condition to Closing after the Deposit Date.

     4.3 Termination. Either or both parties, as applicable, may terminate this Agreement only under the circumstances set forth below:

           4.3.1 Seller and Buyer may terminate this Agreement by written mutual consent at any time prior to the Closing, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Buyer.

           4.3.2 If all conditions to Closing required to obligate a party to close the transactions set forth herein have been satisfied or waived and such party has not tendered performance of its Closing obligations or deliveries hereunder on or before the Closing Date, then the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to the non-defaulting party; provided, however, that Seller shall not have such right to terminate this Agreement prior to January 31, 2003 if Buyer has not completed, executed and, subject to the Closing, delivered, all documentation with GECC, GEPF and MARAD with respect to Buyer's assumption or refinancing of Seller's obligations under the GECC Note, the GEPF Note and the MARAD Debt, or has not obtained alternative financing thereof.

           4.3.3 Either Seller or Buyer may terminate this Agreement by written notice to the other if the Closing has failed to occur on or before the close of business on the Outside Date, as extended pursuant to Section 3.2 (or such later date as Seller and Buyer may agree upon in writing), in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon), to Buyer; provided, however, that neither Seller nor Buyer may terminate this Agreement by delivery of such notice of termination while such party is in breach or default of its obligations hereunder.

           4.3.4 Either Seller or Buyer may terminate this Agreement by written notice to the other, delivered prior to the conclusion of the hearing by the Bankruptcy Court on the Sale Motion, if Seller does not obtain all of the consents required by the second sentence of Section 3.3.1 on or before the date on which the Sale Motion is heard by the Bankruptcy Court, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Buyer.

           4.3.5 If any condition set forth in Section 4.1.7 or 4.2.11 has not been satisfied by the date set forth therein, then Seller or Buyer may terminate this Agreement by no later than 5:00 p.m. CDT on such date by written notice to the other party, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Buyer.

           4.3.6 If any condition set forth in Section 4.1.8 or 4.2.12 has not been satisfied by the date set forth therein, then Seller or Buyer may terminate this Agreement by no later than 5:00 p.m. CDT on such date by written notice to the other party, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Buyer.

           4.3.7 Buyer may terminate this Agreement by written notice to Seller if the conditions set forth in Section 4.2.9 shall have not been satisfied on or prior to the Closing, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Buyer.

           4.3.8 Buyer may terminate this Agreement by written notice to Seller at any time prior to the Closing in the event that it determines in its commercially reasonable judgment that an event of force majeure has occurred, including acts of God, governmental actions (including the denial or cancellation of any export or other necessary license), wars, insurrections, acts of terrorism and/or any other cause beyond the reasonable control of the Buyer and Seller and which results in a casualty or similar loss to the tangible Property for which Seller does not have adequate insurance coverage, and as a result of which there has occurred a material adverse change in the Property or the Business, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Buyer.

           4.3.9 Notwithstanding any other provision in this Section 4.3, Seller shall have the right to terminate this Agreement on or after January 31, 2003 if all of Buyer's conditions to close set forth in Section 4.2 have been satisfied by such date but Seller's condition to close in Section 4.1.9 has not been satisfied by such date, in which event the Deposit Escrow Agent shall deliver the Deposit (and all interest accrued thereon) to Seller; provided, however, that Seller shall not be entitled to delivery of the Deposit if the Bankruptcy Court, following notice and hearing, finds and determines that Seller has unjustifiably and unreasonably directly caused the failure of the satisfaction of the condition to close in Section 4.1.9; provided, further, that
(i) Buyer must provide written notice to Seller prior to January 31, 2003 that Buyer disputes Seller's right to receive the Deposit under this Section 4.3.9,
(ii) Buyer must commence a contested matter or adversary proceeding in the Bankruptcy Court for such finding and determination within twenty (20) days of providing such written notice, (iii) Buyer shall have the burden of proving that Seller unjustifiably and unreasonably directly caused the failure of the satisfaction of the condition to close in Section 4.1.9, and (iv) the prevailing party in such contested matter or adversary proceeding shall be entitled to recover its reasonable and necessary professional fees and expenses incurred in the litigation thereof from the non-prevailing party (which shall include the recovery of the fees and expenses of the Creditors' Committee in the Case in the event that the Seller is the prevailing party); provided, moreover, Seller shall not be required to pay costs or incur obligations to obtain the releases specified in Section 4.1.9 where Seller is not otherwise already obligated to pay such costs or incur such obligations.

           4.3.10 If Seller or Buyer terminates this Agreement other than as provided in this Section 4.3, then in such event, in addition to any other remedy which may be available at law or in equity, such terminating party consents to and the non-terminating party, at its option, shall be entitled to specific performance and injunctive relief, without posting bond or other security and without the necessity of proving actual damages.

5. Seller's Representations and Warranties. Each Seller hereby makes the following representations and warranties to Buyer:

     5.1 Validity of Agreement. Upon obtaining the Approval Order, this Agreement and each other document and instrument to be executed by the parties hereto in connection with the transaction contemplated hereby (collectively, the "Transaction Documents") to which Seller is a party shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

     5.2 Organization, Standing and Power. Seller is an entity duly organized, validly existing and in good standing under its jurisdiction of organization. Subject to the applicable provisions of bankruptcy law, Seller has all requisite power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and each Transaction Document to which it is a party.

     5.3 No Conflicts or Violations. The execution and delivery of this Agreement and each Transaction Document to which Seller is a party, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions of this Agreement and each Transaction Document to which Seller is a party do not and will not:
(i) conflict with or result in a breach of the organizational documents of Seller; (ii) upon obtaining the Approval Order, violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

     5.4 Title to Property. Seller has good and marketable title to the Property; provided, however, that Seller makes no representation whatsoever as to the title to the Intangible Property, the Canadian Inventory or the FGL License Rights or the transferability of the Noble Agreement. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all of the Property, free and clear of any liens, claims or encumbrances, subject to Sections 2 and 8.5 hereof and subject to easements and rights of way of record and nonmaterial imperfections in title in respect of the Real Property or Real Property Leases that do not materially and adversely impair Buyer's ability to use such Real Property or Real Property Leases in a manner substantially similar to the manner in which they are currently being used by Seller.

     5.5 Environmental Matters. Seller has been duly issued, and currently has and will maintain through the Closing Date, all material permits, licenses, certificates and approvals required under any Environmental Law (as defined below) necessary to operate the Business ("Environmental Permits"). A true and complete list of all Environmental Permits, all of which are valid and in full force and effect, is set forth in Schedule 5.5 attached hereto. Except as set forth on Schedule 5.5 attached hereto:

           5.5.1 Since November 3, 1999, and to Seller's actual knowledge, prior to such time (a) the Real Property and the operations of Seller comply in all material respects with, and have at all times complied in all material respects with, all applicable laws, regulations, orders, rules and common law pertaining to the environment, natural resources, and public or employee health and safety (collectively the "Environmental Laws"), and (b) Seller has no liability under, and has not assumed the liability of any other person, by contract, operation of law or otherwise, under any Environmental Laws;

           5.5.2 No judicial, administrative, or other legal proceedings are pending or, to the knowledge of the Seller, threatened against Seller alleging the material violation of any Environmental Laws or that Seller has any material liability under the Environmental Laws with respect to the Real Property, the Business, or any real property formerly owned, operated or leased in connection with the Business, and no notice from any governmental entity or any private or public person has been received by Seller claiming any violation of or liability under any Environmental Laws with respect to the Real Property, the Business, or any real property formerly owned, operated or leased in connection with the Business;

           5.5.3 Since November 3, 1999 and to Seller's actual knowledge, prior to such time, all Hazardous Substances used or generated by Seller on, in, or under any of the Real Property or real property underlying the Real Property Leases are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner so as not to result in a material adverse effect on the Business. "Hazardous Substances" means any chemicals, materials or substances, including but not limited to those regulated, listed or defined under any Environmental Law, petroleum, petroleum products (including, without limitation, crude oil or any fraction thereof), MTBE, polychlorinated biphenols, asbestos, and any other chemicals, substances or materials, defined as or included in the definition of "hazardous substances," "hazardous materials," "extremely hazardous substances," "chemical substances," "contaminants," "pollutants," "toxic pollutants," "hazardous wastes," or words of similar meaning and regulatory effect under any applicable Environmental Law;

           5.5.4 There are not now, nor has there been since November 3, 1999, and to Seller's actual knowledge, prior to such time, at, on, in or under any Real Property or real property underlying the Real Property Leases, any Hazardous Substances in a condition or location that violates any Environmental Law or that requires or reasonably could be expected to require any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure ("Remediation") or give rise to liability or a claim for damages or compensation;

           5.5.5 In connection with the Business, Seller has not received, and does not have a reasonable basis for expecting to receive, any notification from any source advising Seller that: (x) it is a potentially responsible party under any Environmental Laws with respect to the Real Property, (y) any Real Property is identified or proposed for listing as a federal National Priorities List (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System list (or state-equivalent) site, or (z) it is allegedly liable under any Environmental Law;

           5.5.6 Seller has timely filed applications for all Environmental Permits;

           5.5.7 Seller has not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws; and

           5.5.8 Seller has provided to Buyer complete and accurate copies of all reports concerning environmental investigations or evaluations done on the Real Property, or with respect to the Business or any real property formerly owned, operated or leased in connection with the Business which are in the possession or control of any Seller or any third party now or previously engaged, retained or consulted by or on behalf of any Seller; and

           5.5.9 Neither underground improvements, including but not limited to underground storage tanks, above ground storage tanks, PCBs, asbestos, asbestos-containing materials, dumps, nor landfills is present at, on or under the Real Property.

     5.6 Financial Statements. Seller has prepared and furnished to Buyer the unaudited financial statements of the Business dated as of August 31, 2002 and attached hereto as Schedule 5.6 (the "Financial Statements"). The Financial Statements have been prepared on a basis consistent with the practices used in preparing FGO's and FGOT's unaudited non-consolidated operating division financial statements for the years ended December 31, 2001 and 2000; provided, however, that the Financial Statements do not include year-end adjustments, were prepared assuming that the Business will continue as a going concern and do not include any adjustments that might result from the inability of the Business to continue as a going concern.

6. Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller:

     6.1 Validity of Agreement. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement and each Transaction Documents to which Buyer is a party, including, but not limited to, the performance of Buyer's obligations hereunder and thereunder, has been duly taken. This Agreement and each Transaction Document to which Buyer is a party, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

     6.2 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under its jurisdiction of organization. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and each Transaction Document to which it is a party.

     6.3 No Conflicts or Violations. The execution and delivery of this Agreement and each Transaction Document to which Buyer is a party, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the limited partnership agreement of Buyer; (ii) upon Seller obtaining the Approval Order, violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

     6.4 Financing. Buyer has sufficient funds available to consummate the transactions contemplated hereby.

7. "AS IS" Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5 ABOVE AND OTHER APPLICABLE TERMS AND CONDITIONS SET FORTH HEREIN, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR

IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE NOBLE AGREEMENT, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, TITLE TO THE INTANGIBLE PROPERTY, THE CANADIAN INVENTORY OR THE FGL LICENSE RIGHTS, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5 AND OTHER APPLICABLE TERMS AND CONDITIONS SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

8. Covenants Prior to Closing.

     8.1 Access to Records and Properties of Seller. From and after the Execution Date until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Property and all records pertaining to the Property or the Business. Buyer, however, shall not be entitled access to any materials containing information in respect of any items excluded from the definition of Intangible Property under Section 1.1.4. Buyer expressly acknowledges that nothing in this Section 8.1 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

     8.2 Operation of Seller's Business Pending Closing. Unless Buyer otherwise consents, during the period prior to the Closing Date, Seller shall use commercially reasonable efforts to operate the Business as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact the Business and its relationships with employees and persons having dealings with it; provided, however, that Seller shall not be responsible for, and enters into no covenants in respect of, any consequences resulting solely from announcement of the transactions set forth herein (including any termination by Seller's employees of employment with Seller or the loss of any customer relationship with respect to the Business resulting from such announcement).

     8.3 Bankruptcy Court Approvals.

           8.3.1 Reserved.

           8.3.2 Bankruptcy Court's Approval of Sale. Prior to the Execution Date, Seller shall have filed a motion (the "Sale Motion") with the Bankruptcy Court requesting entry of an order, the form of which Buyer and Seller shall work in good faith to finalize by November 22, 2002 and which shall be in form and substance reasonably acceptable to Buyer (in the form entered by the Bankruptcy Court, the "Approval Order"), which (i) approves the sale of the Property to a buyer on the terms and conditions substantially similar to those contained in the Form APA attached to the Sale Motion, (ii) includes a specific finding that any buyer is a good faith purchaser of the Property and is entitled to the protection afforded by Section 363(m) of the Bankruptcy Code, (iii) states that the sale of the Property to any buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever (except as expressly provided or agreed in any subsequent agreement), and (iv) approves Seller's assumption and assignment to Buyer of the pre-petition Real Property Leases and the Other Leases and Contracts (collectively, the "Section 365 Contracts") pursuant to Section 365 of the Bankruptcy Code and, subject to and in accordance with Section 2.5, orders Seller to pay the Cure Costs, subject to Buyers reimbursing Seller for Buyer's Cure Payment in accordance with Section 2.5, to the other parties to the Section 365 Contracts as a condition to such assumption and assignment. Buyer shall not have the right to terminate this Agreement because of Seller's inability to assume and assign a Section 365 Contract other than those listed on Exhibit "A-1". Following the filing of the Sale Motion, Seller shall use its best efforts to obtain entry of the Approval Order. Both Buyer's and Seller's obligations to consummate the transactions contemplated in this Agreement and which Buyer and Seller may hereafter enter into shall be conditioned upon the Bankruptcy Court's entry of the Approval Order as set forth in Sections 4.1.4 and 4.2.4.

     8.4 Further Actions. Buyer and Seller each agree to use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date. From the Execution Date through the date of the Sale Hearing, Seller shall not initiate discussions with third parties regarding the sale of the Property or the Business.

     8.5 Acquisition of Certain Collateralized Property. On the Closing Date, Buyer shall acquire the property listed on Exhibits "A-4", "F-1", "F-2" and "F-3" hereto on the terms agreed to by Buyer, on the one hand, and by each of the Noteholders, GEPF, GECC and MARAD, on the other hand, with respect to such property and acquiring such property subject to any liens, claims or encumbrances of the Noteholders, GEPF, GECC and MARAD thereon.

     8.6 HSR Act. By no later than November 25, 2002, Buyer and Seller shall make all applicable filings with the Federal Trade Commission and the Department of Justice required under the HSR Act and shall request early termination of the applicable waiting period. If the Approval Order is not entered by the Bankruptcy Court due to no fault of Buyer, then Seller shall reimburse Buyer for the filing fee paid by Buyer for such filing under the HSR Act.

     8.7 Foreign Trade Zone Agreement. Seller agrees to use all commercially reasonable efforts to maintain its rights and privileges under the Seller's Foreign Trade Zone Agreement until the Closing Date, and if required by Buyer, Buyer and Seller shall enter into a Conditional Use Agreement substantially in the form attached hereto as Exhibit "Q" (the "Conditional Use Agreement"). Seller shall cooperate with Buyer for Buyer to obtain its own Foreign Trade Zone

Agreement on substantially the same terms and conditions as those contained in the Seller's Foreign Trade Zone Agreement.

     8.8 Finesse Software. Seller shall undertake best efforts (which shall not include the payment of any monetary amounts to licensor) to obtain for Buyer a license to use the Finesse software on commercially reasonable terms for a period of no less than 60 days after the Closing Date (the "Finesse License").

     8.9 Consents. Seller and Buyer shall work in good faith to obtain all of the consents required by the second sentence of Section 3.3.1 on or before the date of the Approval Hearing.

9. Post Closing Covenants.

     9.1 Post-Closing Maintenance of and Access to Information. Without limiting Seller's rights under Section 11.2 with respect to the Case, Buyer and Seller will each comply with the following provisions:

           (a) The parties acknowledge that after Closing, Seller or Buyer or their respective successors may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, preparing or filing tax returns or responding to audits, Expired Contracts and to satisfy other legal requirements, and to prosecute or defend third party claims.

           (b) Neither party shall dispose of or destroy any of the records and files of the Business prior to the fourth anniversary of the Closing Date. If a party wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days' prior written notice to the other party, and the other party shall have the right, at its option and expense, upon prior written notice to the party holding the records and files within such sixty-day period, to make copies of the records and files within ninety (90) days after the date of the notice from other party.

           (c) Each party shall cooperate fully in connection with, and make available for inspection and copying by, the other party, its successors, and their respective employees, agents, counsel and accountants and/or governmental authorities, upon written request, such books, records documents and other information to the extent reasonably necessary to facilitate the purposes set forth in subsection (a) above and for other legitimate corporate purposes. In addition, each party shall cooperate with, and shall permit and use its best efforts to cause, its former and present directors, officers and employees to cooperate with the other party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the Business or the Property and pertaining to periods prior to the Closing Date.

           (d) Seller shall be entitled to retain any records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer; provided, however, that Seller shall, on or prior to the Closing, provide copies thereof to Buyer.

     9.2 WARN Act and Employment Matters.

           9.2.1 Offer of Employment. Seller has requested that Buyer give consideration to offering employment to substantially all employees who are in the active employment of the Seller with respect to the Business on the Closing Date, other than those identified by Buyer in writing to Seller prior to the Auction. Buyer anticipates that to operate its business it will require experienced employees at similar staffing levels to those employed in connection with the Business as of November 1, 2002. Seller agrees to provide, through the Closing Date, Buyer with full access to all employees who are in the active employment of Seller in connection with the Business as of the Execution Date, including but not limited to facilitating interviews of such employees. Further, Buyer shall have the right to conduct customary employee background checks prior to offering employment to any such employee. Pending such interviews, background checks and other relevant considerations, Buyer expects that it may offer employment to substantially all employees who are in the active employment of Seller in connection with the Business as of November 1, 2002. With respect to such former employees of Seller hired by Buyer, Buyer shall employ such employees on substantially the same terms and conditions as they were employed by Seller or on other terms agreeable to the parties, including, without limitation, with respect to rates of compensation, seniority, tenure, accrued sick leave, and previous service credit recognized by Seller for purposes of vacation and other benefits (whether or not accrued on the financial statements of Seller).

           9.2.2 WARN Act--Seller. Seller shall be responsible for and shall pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees or any termination of their employment in the Business which occurs on or prior to the Closing Date. Seller agrees to indemnify, and hold Buyer and its successors harmless from or against, any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which Buyer may incur in connection with any suit or claim of violation brought against Buyer under the WARN Act or any similar state or foreign law, which relates to transactions effected on or prior to the Closing Date.

           9.2.3 WARN Act--Buyer. Buyer shall be responsible for and shall pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees or any termination of their employment in the Business which occurs after the Closing Date. Buyer agrees to indemnify, and hold Seller and its successors harmless from or against, any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which Seller may incur in connection with any suit or claim of violation brought against Seller under the WARN Act or any similar state or foreign law, which relates to transactions effected after to the Closing Date.

     9.3 Reserved.

     9.4 Transition Services Agreement. On or prior to the Closing Date, Buyer and Seller shall, if required by Buyer, enter into a transition services agreement substantially in the form attached thereto as Exhibit "R" (the "Transition Services Agreement") to, among other things, (a) permit Buyer to utilize, at market rates for a period not to exceed ninety (90) days after the Closing Date, any facilities and/or personal property of Seller included in the Property in order to facilitate an orderly transition of customer work; and (b) require Buyer to complete, at agreed upon market rates, any of Seller's customer contracts, purchase orders and other obligations not assumed by Buyer.

     9.5 Continuation of Health Plans by Seller after the Closing. Seller shall maintain, keep in good standing (including, without limitation, make all required regulatory filings), and not terminate each of the plans, programs, policies, and arrangements currently maintained by Seller that provide for medical, dental, vision, and cancer and specified disease protection (collectively, the "Seller Health Plans") until the earlier of (i) the date that is 60 days after the Closing Date and (ii) written notification from Buyer that Buyer has established health plans providing coverage for the individuals hired by Buyer as contemplated in Section 9.2.1 (the "Buyer Health Plans"). During such period, Seller shall make available under the Seller Health Plans continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the employees employed by Seller on the Closing Date who are offered and accept employment with Buyer (the "Covered Employees") (and their "qualified beneficiaries," as such term is defined by COBRA) and to the "M&A qualified beneficiaries" (as such term is defined in Treasury Regulation (S) 54.4980B-9 Q&A-4(a)) with respect to Buyer's purchase of the Property from Seller. While Seller maintains Seller Health Plans, Buyer shall not have any obligation to collect or pay to Seller the COBRA premium payments of the Covered Employees (and their qualified beneficiaries) or the M&A qualified beneficiaries; provided, however, Buyer shall reimburse Seller for the difference between (i) the COBRA medical plan premiums owed Seller by Covered Employees (and their qualified beneficiaries) and M&A qualified beneficiaries and (ii) Seller's payments (after the applicable deductibles, co-payments, and stop-loss insurance proceeds paid or payable with respect to claims incurred have been applied) of the medical plan claims incurred by the Covered Employees and M&A qualified beneficiaries under Seller's medical plan after the Closing Date. Seller shall retain all responsibility and liability for and shall satisfy all claims incurred under the Seller Health Plans on or prior to Closing Date. Buyer shall not have any responsibilities, obligations or liabilities for the Seller Health Plans, other than to reimburse Seller's payments of the COBRA medical plan claims incurred for the Covered Employees (and their qualified beneficiaries) and the M&A qualified beneficiaries after the Closing Date to the extent provided in this Section 9.5. For purposes of this Section 9.5, the term "claims incurred" means that the medical services giving rise to such medical plan claims have actually been performed. Seller will not take any action without the prior written consent of Buyer that would result in the termination of the Seller Health Plans or otherwise result in Seller being unable to provide COBRA continuation coverage to the Covered Employees (and their qualified beneficiaries) and the M&A qualified beneficiaries in accordance with this
Section 9.5. Beginning as of the date on which the Buyer establishes the Buyer Health Plans, Buyer agrees, notwithstanding the fact that the Buyer is not a "successor employer" (as such term is defined in Treasury Regulation (S) 54.4980B-9 Q&A-8(c) and (S) 54.4980B-2 Q&A-2), to make available under the Buyer Health Plans COBRA continuation coverage to the M&A Qualified Beneficiaries for the remainder of the duration of their respective COBRA continuation periods (according to the rules in Treasury Regulation (S)(S) 54.4980B-7), provided that the Buyer Health Plans are not earlier terminated. Seller will notify Buyer at least thirty (30) days prior to termination of Seller Health Plans and will provide to Buyer a list of the names and addresses of any M&A qualified beneficiaries then receiving COBRA benefits under Seller Health Plans.

10. Reserved.

11. Miscellaneous.

     11.1 Attorneys' Fees. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

     11.2 Reasonable Access to Records and Certain Personnel. So long as the Case is pending, (i) Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Buyer for the reasonable costs and expenses thereof, and (ii) Buyer shall provide Seller and such professionals (at no cost to Seller) with reasonable access to various personnel to whom Seller will need continued access post-closing during regular business hours to assist Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with Buyer's business operations.

     11.3 Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change its address by written notice in accordance with this paragraph.

          To Seller:           Friede Goldman Halter, Inc.
                               13085 Seaway Road
                               Gulfport, Mississippi 39503
                               Phone: 228-897-4800
                               Fax: 228-897-4803
                               Attn: Chief Executive Officer

          With a copy to:      Andrews & Kurth L.L.P.
                               600 Travis, Suite 4200
                               Houston, Texas 77002-3090
                               Phone: 713-220-4528
                               Fax: 713-238-7246
                               Attn: Douglas G. Walter
                               and

                               Houlihan Lokey Howard & Zukin
                               3475 Piedmont Road, Suite 950
                               Atlanta, Georgia 30305
                               Phone: 404-495-7000
                               Fax: 404-495-9545
                               Attn: James D. Decker

                               and

                               Glass & Associates
                               8350 North Central Expressway
                               Suite 1150
                               Dallas, Texas 75206
                               Phone: 214-265-2007
                               Fax: 214-696-4695
                               Attn: Jack R. Stone, Jr.

                               and

                               Heller, Draper, Hayden, Patrick & Horn, LLC
                               650 Poydras Street, Suite 2500
                               New Orleans, Louisiana 70130-6103
                               Phone: 504-299-3333
                               Fax: 504-522-0949
                               Attn: Douglas Draper

          To Buyer:            ACON Offshore Partners, L.P.
                               c/o ACON Investments, LLC
                               1133 Connecticut Avenue, N.W.
                               Washington, D.C. 20036
                               Phone: 202-454-1113
                               Fax: 202-454-1101
                               Attn: Jonathan Ginns

          With a copy to:      Hogan & Hartson LLP
                               555 13/th/ Street, N.W.
                               Washington, DC  20004-1109
                               Phone: 202-637-5600
                               Fax: 202-637-5910
                               Attn: Edward C. Dolan

     11.4 Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

     11.5 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

     11.6 Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

     11.7 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive and be enforceable as if such illegal, void or otherwise ineffective term, provision or paragraph shall not have been contained herein.

     11.8 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

     11.9 Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

     11.10 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

     11.11 Brokerage Obligations. Seller is represented by Houlihan, Lokey, Howard & Zukin ("HLHZ") as its exclusive sale agent with respect to the transactions contemplated herein pursuant that certain order entered by the Bankruptcy Court on October 30, 2001, and HLHZ's commission, fees and expenses are to be paid by Seller in accordance with the terms and provisions of such order. Seller and Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any broker or agent (including, without limitation, any real estate broker or agent) with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above referenced order), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

     11.12 Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

     11.13 Survival. Except for the covenants and agreements that are expressly provided to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

     11.14 Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto; provided, however, that Seller shall be permitted to assign its rights, but not its obligations, hereunder to a reorganized entity or to any entity appointed or designated as a liquidation trustee pursuant to a confirmed Chapter 11 plan and, provided further that Buyer shall be permitted to assign all or any portion of its rights and obligations to one or more affiliates of Buyer upon execution of the Guarantee.

     11.15 Binding Effect. Subject to the provisions of Section 11.14 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

     11.16 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     11.17 Good Faith. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

     11.18 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

     11.19 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

     11.20 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

     11.21 Tax Effect. None of the parties (nor such parties' counsel or accountants) has made or is making in this Agreement any representation to any other party (or such party's counsel or accountants) concerning any of the tax effects or consequences on the other party of the transactions provided for in this Agreement. Each party represents that it has obtained, or may obtain, independent tax advice with respect thereto and upon which it, if so obtained, has solely relied.

     11.22 Employee Withholding. The parties agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to filing and furnishing IRS Forms W-2, W-3, and 941, (a) Seller shall report on a "predecessor-successor" basis, as set forth therein,
(b) Seller shall be relieved from furnishing Forms W-2 to any of the employees of Seller who become employees of Buyer, and (c) Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the year in which the Closing occurs.

     11.23 Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (ii) THE PROPERTY AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

     11.24 Waiver of Trade Practices Act.

           (a) IT IS THE INTENTION OF THE PARTIES THAT BUYER'S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE DECEPTIVE TRADE PRACTICES ACT ("DTPA"). AS SUCH, BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES; PROVIDED, HOWEVER, BUYER DOES NOT
     WAIVE (S)17.555 OF THE DTPA. BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER.

           (b) TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER HEREBY WAIVES ALL PROVISIONS OF THE DTPA OTHER THAN (S) 17.555 OF THE DTPA.

           (c) BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. BUYER FURTHER RECOGNIZES

     THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.

    [remainder of this page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                          Buyer:

                                ACON OFFSHORE PARTNERS, L.P.

                                By:  ACON Offshore, LLC, its general partner

                                By:            /s/  Jonathan Ginns
                                    --------------------------------------------
                                Name:          Jonathan Ginns
                                      ------------------------------------------
                                Title:         President
                                       -----------------------------------------

                          Seller:

                                FRIEDE GOLDMAN HALTER, INC.

                                By:            /s/  Chris Cunningham
                                    --------------------------------------------
                                Name:  Chris Cunningham
                                Title: Senior Vice President

                                FRIEDE GOLDMAN OFFSHORE, INC.

                                By:            /s/  Chris Cunningham
                                    --------------------------------------------
                                Name:  Chris Cunningham
                                Title: Senior Vice President

                                FRIEDE GOLDMAN OFFSHORE TEXAS,
                                LIMITED PARTNERSHIP

                                By: Maritime Holdings, Inc., its general partner

                                By:            /s/  Chris Cunningham
                                    --------------------------------------------
                                Name:  Chris Cunningham
                                Title: Senior Vice President

                                TDI-ORANGE, LIMITED PARTNERSHIP

                                By: Maritime Holdings, Inc., its general partner

                                By:          /s/ Chris Cunningham
                                    --------------------------------------
                                Name:  Chris Cunningham
                                Title: Senior Vice President